Exhibit 10.1

TAPESTRY PHARMACEUTICALS, INC.

Schedule Required by Instruction 2 to Item 601
of Regulation S-K

Name of Executive Officer Signing Amendment to Employment Agreement

Leonard Shaykin
Gordon Link
Kai Larson

Amendment to Employment Agreement

February 27, 2006

This Amendment is made to that Employment Agreement dated October 1, 2001 by and between Tapestry Pharmaceuticals, Inc. (Tapestry) and                        (Executive).

Whereas, Executive and Tapestry are desirous to conform the terms of the Employment Agreement to changes made in the law relating to taxation of severance payments.

Now, therefore, Executive and Tapestry hereby agree as follows:

In the event that the Company determines that any severance benefit provided under the Employment Agreement fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Executive’s status as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be automatically delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

All other provisions of the Employment Agreement shall remain unchanged.

Tapestry Pharmaceuticals, Inc.

By:

[Name of Executive]